EXHIBIT 4.2

REGISTERED GLOBAL DEBT SECURITY

THIS DEBT SECURITY IS A GLOBAL DEBT SECURITY WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT (AS DEFINED IN THE ATTACHED CONDITIONS) AND IS REGISTERED IN THE NAME OF CEDE & CO., AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”). THIS DEBT SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A DEBT SECURITY REGISTERED, AND NO TRANSFER OF THIS DEBT SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CONDITIONS REFERRED TO WITHIN THIS DEBT SECURITY. THIS DEBT SECURITY REPRESENTS “SECURITIES OF A SERIES” WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO HUNGARY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

HUNGARY
4.000% NOTES DUE 2019

PAYABLE AS TO PRINCIPAL AND INTEREST IN LAWFUL MONEY OF
THE UNITED STATES OF AMERICA

FULLY REGISTERED NOTES

Certificate No.

US$500,000,000

CUSIP No. 445545 AK2

COMMON CODE No. 104862314

ISIN No. US445545AK21

REGISTERED HOLDER: Cede & Co., or its registered assigns

PRINCIPAL SUM OF FIVE HUNDRED MILLION DOLLARS

HUNGARY, for value received, hereby promises to pay to the registered owner specified above or registered assigns on March 25, 2019, upon presentation and surrender of this Global Debt Security, the principal sum specified above in lawful money of the United States of America at the office of Citibank, N.A., London Branch, in London or The City of New York, New York, and to pay interest thereon in like money in the manner provided in the Conditions endorsed hereon from March 25, 2014 or from the most recent interest payment date to which interest has been paid, or duly provided for, such interest to be payable semi-annually at the rate of 4.000% per annum on March 25 and September 25 in each year (each an “Interest Payment Date”) until the principal of this Global Debt Security shall have been paid, the first of such payments of interest to become due and payable on September 25, 2014. Notwithstanding anything to the contrary provided herein, any payment of principal or interest falling due on a day which is not a Business Day (as defined in the Fiscal Agency Agreement, dated as of September 17, 2013, between Hungary and Citibank, N.A., London Branch, as Fiscal Agent and Paying Agent) will be payable on the next succeeding Business Day and no interest shall accrue for the intervening period, provided however that if that next succeeding Business Day falls in the next calendar month, such payment of principal or interest will be payable on the first preceding business day. The interest so payable on any such Interest Payment Date will be paid to the person in whose name this Global Debt Security is registered at the close of business on the fifteenth day (whether or not such day is a Business Day) preceding such Interest Payment Date (each a “Record Date”).

This Global Debt Security is a direct, unconditional, unsecured and general obligation of Hungary. This Global Debt Security ranks and will rank at least equally in right of payment with all other unsecured and unsubordinated payment obligations of Hungary outstanding at the date of issue of this Global Debt Security or issued thereafter, except for such obligations as may be preferred by mandatory provisions of applicable law. This Global Debt Security will be backed by the full faith and credit of Hungary. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

This Global Debt Security is not redeemable prior to maturity at the option of Hungary or of the registered holders thereof.

This Global Debt Security is subject to the Conditions endorsed on the reverse hereof and shall not be valid or enforceable for any purpose unless authenticated by the manual signature of the Fiscal Agent (as defined in the Fiscal Agency Agreement). This Global Debt Security shall be dated the date of its authentication by the Fiscal Agent.

IN WITNESS WHEREOF, Hungary has caused this Global Debt Security to be duly executed by the facsimile signature of Mr. István Töröcskei and a facsimile of the written, printed or stamped name of Hungary to be hereon imprinted.

On behalf of Hungary

By:
Name: István Töröcskei
Title: Chief Executive Officer of the Government Debt Management Agency Pte Ltd. of Hungary as attorney for Hungary represented by its Minister for National Economy

[Signature Page to Global Note]

FISCAL AGENT’S CERTIFICATE

OF AUTHENTICATION

This is a permanent global debt security evidencing the Securities of a Series referred to in the aforementioned Fiscal Agency Agreement.

By:
Name: Citibank, N.A., London Branch
Title: Fiscal Agent

Dated:

[Signature Page to Certificate of Authentication]

THE CONDITIONS WITHIN REFERRED TO

1                               This Global Debt Security is one of the permanent global securities evidencing a duly authorized issue of US$1,000,000,000 aggregate principal amount of 4.000% Notes due March 25, 2019 of Hungary (herein called the “Debt Securities”) as executed by the authorized signatory of Hungary, Mr. István Töröcskei. The Debt Securities are issued under the Fiscal Agency Agreement dated as of September 17, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Fiscal Agency Agreement”) between Hungary and Citibank, N.A., London Branch, as fiscal agent and paying agent (the “Fiscal Agent”, “Agent” or “Registrar”), to which Fiscal Agency Agreement reference is hereby made for a statement of the respective rights, duties, limitations of rights, obligations and immunities thereunder of Hungary, the Agent and the holders of the Debt Securities. Notices to the Fiscal Agent can be sent to Citibank, N.A., Attention: Citigroup Centre, 21st Floor, Canada Wharf, London E14 5LB. The Debt Securities are issuable as fully registered Debt Securities without coupons in minimum denominations of US$2,000 and integral multiples of US$2,000 in lawful money of the United States of America. This Debt Security is one of the series designated on the face hereof, initially limited to the aggregate principal amount of US$1,000,000,000.

Hungary may from time to time, without the consent of the holders of the Debt Securities, create and issue further debt securities having the same terms and conditions as the Debt Securities even if further Debt Securities have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the original Debt Securities.  Any additional Debt Securities, together with the Debt Securities, will constitute a single series of Debt Securities under the Fiscal Agency Agreement.

2                               All payments made in respect of this Global Debt Security, including payments of principal and interest, to a holder that is not a resident of Hungary, shall be made by Hungary without withholding or deduction for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature, imposed or levied by Hungary or by any political subdivision or taxing authority within Hungary (“Taxes”). In the event Hungary is required by law to deduct or withhold any such Taxes from payments, Hungary will pay such additional amounts as may be necessary so that  the net amount received is equal to the amount provided for in this Global Debt Security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts however, if the Tax is:

(i)           a Tax that would not have been imposed but for the holder’s present or former connection (or a connection of the holder’s fiduciary, shareholder or other related party) with Hungary, including the holder being or having been a citizen or resident of Hungary or being or having been engaged in a trade or business or present in Hungary or having, or having had, a permanent establishment in Hungary;

(ii)          imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC on taxation of savings income in the form on interest payments or any other Directive implementing the conclusions of the EU Council of Finance Ministers meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(iii)         imposed because the holder presents a Debt Security for payment more than thirty (30) days after the date on which the payment became due and payable;

(iv)         an estate, inheritance, gift, sales, transfer or personal property tax, assessment or governmental charge;

(v)          a tax, assessment or other governmental charge which is payable other than by withholding;

(vi)         a Tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the holder’s nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of this Global Debt Security), if such holder’s compliance is required by the laws of Hungary or of any political subdivision or taxing authority of Hungary to avoid or reduce such tax;

(vii)        required to be withheld by any paying agent from a payment on this Global Debt Security if such payment can be made without such withholding by another paying agent; or

(viii)       are imposed as a result of any combination of the items listed above.

Furthermore, no additional amounts shall be paid with respect to any Debt Security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held this Global Debt Security themselves.

3                               As long as any Debt Security remains outstanding, Hungary will not allow any Security Interest to be established on any of Hungary’s or the National Bank of Hungary’s assets or revenues, present or future, in order to secure (i) any Public External Indebtedness of Hungary having an original maturity of at least one year; or (ii) any Public External Indebtedness of the National Bank of Hungary having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and rateably to this external indebtedness.

For these purposes:

“External Indebtedness” means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of Hungary. If at any time the lawful currency of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of Hungary, and (ii) more than 50% of the aggregate principal amount of such Indebtedness was initially placed outside Hungary.

“Public External Indebtedness” means External Indebtedness which: (i) is in the form of, or represented by, bonds, notes or other similar securities; and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Indebtedness” means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.

“Security Interest” means any lien, pledge hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

4                               An “Event of Default” means any of the following:

(i)           Hungary fails to pay the principal of or interest on any of the Debt Securities for more than 30 days after payment is due; or

(ii)          Hungary does not perform any of its other covenants under any of the Debt Securities for more than 60 days after the holder of the Debt Security has given written notice of the breach to Hungary at the Fiscal Agent’s corporate trust office.

An “Event of Acceleration” means any of the following:

(i)           any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable Hungary lawfully to enter into, exercise its rights and perform and comply with its obligations under and in respect of the Debt Securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their official translation into the Hungarian language, to make the Debt Securities admissible in evidence in the courts of Hungary, is not taken, fulfilled or done within 30 days of receipt by Hungary of written notice thereof; or

(ii)          it becomes illegal for Hungary to perform any of its obligations under the Debt Securities or if these obligations become invalid and not remedied by Hungary within 30 days’ written notice thereof.

If an Event of Default or an Event of Acceleration occurs, all of the Debt Securities may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities to Hungary at the office of the Fiscal Agent, be declared to be immediately due and payable, unless prior to such date Hungary shall have remedied the Event of Default or Event of Acceleration for all the Debt Securities.

If the Fiscal Agent receives notice in writing from holders of at least 50% in aggregate principal amount of the outstanding Debt Securities and/or a resolution is passed at a meeting of the holders of the Debt Securities, duly convened and held in accordance with the Fiscal Agency Agreement, to the effect that the Event(s) of Default and/or Event(s) of Acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the Fiscal Agent to rescind the relevant declaration, the Fiscal Agent shall, by notice in writing to Hungary and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.

Hungary is not obliged to provide investors with periodic evidence that there are no Events of Default and/or Events of Acceleration. Please also note that the Fiscal Agency Agreement does not provide for the holders to be notified of the existence of an Event of Default or an Event of Acceleration or for any right to examine the Debt Securities register.

5                               The Fiscal Agency Agreement contains provisions for convening meetings of holders of the Debt Securities to consider matters relating to the Debt Securities, including, without limitation, the modification of any provision of the terms of the Debt Securities. Any such modification may be made if, having been approved in writing by Hungary, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by Hungary and shall be convened by the Fiscal Agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding Debt Securities. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding Debt Securities or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding Debt Securities held or represented; provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding Debt Securities or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding Debt Securities form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the holders of the Debt Securities, whether present or not.

If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.

For these purposes:

“Extraordinary Resolution” means:

(i)           in relation to any Reserved Matter:

(x) a resolution passed at a meeting of holders duly convened and held in accordance with the Fiscal Agency Agreement by a majority consisting of not less than 75% of the aggregate principal amount of all outstanding Debt Securities; or

(y) a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding Debt Securities; and

(ii)          in relation to any other matter:

(x) a resolution passed at a meeting of holders duly convened and held in accordance with the Fiscal Agency Agreement by a majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding Debt Securities which are represented at that meeting; or

(y) a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding Debt Securities.

“Reserved Matter” means any proposal to:

(i)           change any date, or the method for determining the date, fixed for payment of principal or interest in respect of the Debt Securities, to reduce the amount of principal or interest payable on any date in respect of the Debt Securities or to alter the method of calculating the amount of any payment in respect of the Debt Securities on redemption or maturity or the date for any such payment;

(ii)           effect the exchange or substitution of the Debt Securities for, or the conversion of the Debt Securities into, shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed;

(iii)          reduce or cancel the principal amount of the Debt Securities;

(iv)         vary the currency or place of payment in which any payment in respect of the Debt Securities is to be made;

(v)          amend the status of the Debt Securities;

(vi)         amend the obligation of Hungary to pay additional amounts under Condition 2;

(vii)        amend the Events of Default or the Events of Acceleration set out in Condition 4;

(viii)       amend the law governing the Debt Securities, the courts to the jurisdiction to which Hungary has submitted in the Debt Securities, Hungary’s obligation to maintain an agent for service of process in the United States or Hungary’s waiver of immunity, in respect of actions or proceedings brought by any holder of the Debt Securities set out in Conditions 6 and 7;

(ix)         modify the provisions contained in Schedule I to the Fiscal Agency Agreement concerning the quorum required at any meeting of holders of the Debt Securities or any adjournment thereof or concerning the majority required to pass an Extraordinary Resolution or the percentage of votes required for the taking of any action;

(x)          change the definition of “Extraordinary Resolution” or “outstanding” in these conditions of the Debt Securities and/or in the Fiscal Agency Agreement;

(xi)         instruct any holder of the Debt Securities or committee appointed on behalf of all holders of the Debt Securities pursuant to the Fiscal Agency Agreement to withdraw, settle or compromise any proceeding or claim being asserted pursuant to Condition 4;

(xii)        confer upon any committee appointed pursuant to the Fiscal Agency Agreement any powers or discretions which the holder of the Debt Securities could themselves exercise by Extraordinary Resolution; or

(xiii)       amend this definition.

The holders of the Debt Securities may, by a resolution passed at a meeting of holders duly convened and held in accordance with the Fiscal Agency Agreement by a majority of at least 50% in aggregate principal amount of the Debt Securities then outstanding, or by notice in writing to the Fiscal Agent signed by or on behalf of the holders of at least 50% in aggregate principal amount of the Debt Securities then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:

(i)           an Event of Default or an Event of Acceleration;

(ii)          any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for in Condition 4 become an Event of Default or an Event of Acceleration; or

(iii)         any public announcement by Hungary, to the effect that Hungary is seeking or intends to seek a restructuring of the Debt Securities (whether by amendment, exchange offer or otherwise).

Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders of the Debt Securities, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with Hungary and/or other creditors of Hungary. Hungary shall pay any reasonably incurred fees and expenses of any such committee (including, without limitation, the fees and expenses of the committee’s legal advisers and financial advisers, if any) within 30 days of the delivery to Hungary of a reasonably detailed invoice and supporting documentation.

For the purposes of (i) ascertaining the right to attend and vote at any meeting of the holders of the Debt Securities and (ii) Conditions 4 and 5, those Debt Securities (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary shall (unless and until ceasing to be so held) be deemed not to remain outstanding.

6                               As more fully set forth in the Fiscal Agency Agreement, Hungary has appointed the Economic and Trade Commissioner of Hungary in New York, 223 East 52nd Street, New York, New York 10022, as its authorized agent upon which process may be served in any action arising out of or based on the Debt Securities which may be instituted in any Federal or State court in New York, New York by the holder of any Debt Security, and Hungary hereby expressly accepts the jurisdiction of any such court in respect of any such action. Such appointment shall be irrevocable so long as any of the Debt Securities remain outstanding, unless and until a successor shall have been appointed by Hungary as its authorized agent for such purpose and such successor authorized agent shall have accepted such appointment. Notwithstanding the foregoing, any action arising out of or based on the Debt Securities may be instituted by the holder of any Debt Security in any competent court in Hungary. Hungary hereby waives irrevocably, to the fullest extent permitted by law, any immunity from jurisdiction to which it might otherwise be entitled in any such action which may be instituted by the holder of any Debt Security in Federal or State court in New York, New York or in any competent court in Hungary. This waiver is intended to be effective upon execution of this Global Debt Security without further act by Hungary before any such court, and introduction of this Global Debt Security into evidence shall be final and conclusive evidence of such waiver. Such waiver constitutes only a limited and specific waiver for the purposes of the Debt Securities and under no circumstances shall it be interpreted as a general waiver by Hungary or a waiver with respect to proceedings unrelated to the Debt Securities. Neither such appointment nor such waiver shall be interpreted to include the waiver of any immunity with respect to: (i) actions brought against Hungary under U.S. State or Federal securities laws; (ii) present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961; (iii) “Consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; (iv) any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere; (v) military property or military assets or property or assets of Hungary related thereto; or (vi) any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws.

7                               This Global Debt Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such State, except with respect to its authorization and execution by Hungary, which shall be governed by the laws of Hungary.

8                               Except as set forth in this Condition 8, the Debt Securities are issuable only as fully registered global securities, without coupons, each registered in the name of DTC, a nominee thereof or a successor to DTC or a nominee thereof, and

(i)           no Global Debt Security may be transferred, except in whole and not in part, and only to DTC, one or more nominees of DTC or one or more respective successors of DTC and its nominees; and

(ii)          no Global Debt Security may be exchanged for any Debt Security other than another Global Debt Security.

Notwithstanding any other provisions of the Fiscal Agency Agreement or this Global Debt Security, a Global Debt Security may be transferred to, or exchanged for registered Debt Securities registered in the name of, a person other than DTC, a nominee of DTC or a successor of DTC or its nominee if:

(i)           DTC or each of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (a) notifies Hungary that it is unwilling or unable to continue as depository for such Global Debt Security or (b) ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be, and in either such case (a) or (b) a successor depository is not appointed by Hungary within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered;

(ii)          Hungary, in its sole discretion, instructs the Fiscal Agent in writing that a Global Debt Security shall be so transferable and exchangeable; or

(iii)         there shall have occurred and be continuing an Event of Default and/or Event of Acceleration with respect to the Debt Securities evidenced by this Global Debt Security.

Registered Debt Securities issued in exchange for this Global Debt Security will be registered in such names, and issued in such denominations (of $2,000 and integral multiples thereof), as an authorized representative of DTC shall request.

9                               Hungary will maintain for the Debt Securities (i) a Paying Agent and Registrar in the City of London, England or The City and State of New York, and (ii) if the Debt Securities are issued in definitive form, a transfer agent and paying agent in The City and State of New York. Hungary will cause the Registrar to maintain a register in which shall be entered the names and addresses of the holders of the Debt Securities of this issue and the particulars of the Debt Securities held by them respectively and in which, subject to Condition 8 above, transfers of the Debt Securities shall be registered. Such Paying Agent and Registrar in England shall be Citibank, N.A., London Branch, unless and until Hungary appoints a different Paying Agent or Registrar (if applicable) in the same city. Hungary will appoint a transfer agent and paying agent as or when required in The City and State of New York. The holders of the Debt Securities may serve notices and demands with respect to the Debt Securities at the office of any Paying Agent and Registrar maintained pursuant to this Condition. In addition, all notices of Hungary will be published in a daily newspaper of general circulation in London for so long as the Debt Securities are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

10                        Subject to Condition 8 above, this Global Debt Security is transferable upon presentation for such purpose at the office of the Registrar referred to in Condition 9, accompanied by a written instrument of transfer in form approved by Hungary executed by the registered holder hereof or by his duly authorized attorney, whereupon this Global Debt Security will be canceled and one or more Debt Securities of this issue for an equal aggregate principal amount will be delivered to the transferee.

11                        Subject to Condition 8 above, Debt Securities of this issue upon presentation for such purpose at the office of the Registrar referred to in Condition 9, accompanied by a written instrument of transfer in form approved by Hungary executed by the registered holder or by his duly authorized attorney, may be exchanged for an equal aggregate principal amount of other fully registered Debt Securities of this issue in other authorized denominations.

12                        Subject to Condition 8 above, Hungary will make transfers and exchanges of Debt Securities of this issue as aforesaid upon compliance by the holders of the Debt Securities with such reasonable regulations as may be prescribed by Hungary, and Hungary shall not be entitled to make any charge in respect to transfers and exchanges of Debt Securities of this issue, other than in respect of transfer taxes, if any. Each Debt Security issued upon any such transfer or exchange shall be dated the date of its authentication by the Fiscal Agent.

13                        Interest on the Debt Securities of this issue shall be computed on the basis of a 360-day year of twelve 30-day months. Unless other arrangements are made, payments of interest on this Global Debt Security will be made by check drawn on a bank or trust company in The City and State of New York payable to the order of the registered holder, or, in the case of joint holders, to the order of all such joint holders or to such person as the joint holders may request in writing, provided that payment of principal will be made only upon prior presentation and surrender of this Global Debt Security at the office of a Paying Agent of Hungary referred to in Condition 9. Such check shall be mailed to the address of the registered holder as such address shall appear on the register maintained by the Registrar pursuant to Condition 9 hereof, or, in the case of joint holders, to such registered address of that joint holder who is first named in the register as one of such joint holders or to such address specified in the aforementioned request of such joint holders. The registered holder hereof or his legal personal representatives will be regarded as exclusively entitled to the principal monies hereby secured, and in the case of joint registered holders of this Global Debt Security the said principal monies shall be deemed to be owing to them on joint account. Any holder of Debt Securities, the aggregate principal amount of which equals or exceeds U.S. $1,000,000, may, by written notice to the Paying Agent no later than the Record Date therefor, elect to receive the interest payment in respect of such Debt Securities by wire transfer in same-day funds to a bank account maintained by such holder in the United States.

14                        Claims for payment of the principal amount of this Debt Security shall become void 10 years after such principal amount became due and payable. Claims for payment of interest on this Debt Security shall become void five years after the relevant interest payment date on which the interest became due and payable.

15                        In case any Debt Security shall at any time become mutilated or destroyed or stolen or lost, and such Debt Security, or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Registrar referred to in Condition 9 above, a new Debt Security of like tenor and date will be issued by Hungary in exchange for the Debt Security so mutilated, or in lieu of the Debt Security so destroyed or stolen or lost, but, in the case of any destroyed or stolen or lost Debt Security, only upon receipt of evidence satisfactory to Hungary that such Debt Security was destroyed or stolen or lost, and, upon receipt also of indemnity satisfactory to Hungary. Mutilated Debt Securities must be surrendered before replacement therefore will be issued. Application for replacement may be made only by the registered holder thereof and shall be made at the office of the Fiscal Agent specified in Condition 1.  All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Debt Security shall be borne by the owner of the Debt Security mutilated, destroyed, stolen or lost.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM-as tenants in common	UNIF GIFT MIN ACT- __________ Custodian ___________
(Cust) (Minor)

TEN ENT-as tenants by the entireties	Under Uniform Gifts to Minors Act ________
(State)

JT TEN-as joint tenants with right of survivorship and not as tenants in common.

Additional abbreviations may also be used though not in the above list.

TRANSFERS

For Value Received the undersigned hereby sells, assigns and transfers unto name and address including zip code and social security number or other identifying number of assignee the within Debt Security, hereby irrevocably constituting and appointing

Attorney to transfer the Debt Security on the register kept at the office of the Registrar of Hungary for such purpose in the Borough of Manhattan, The City of New York and State of New York, United States of America or London, with full power of substitution

dated this             day of               ,                    .

By:
Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Debt Security in every particular without alteration or enlargement or any change whatsoever and must be guaranteed by a commercial bank or trust company having its principal office or correspondent in The City of New York or by a member of the New York Stock Exchange.